Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS 2016 THIRD QUARTER RESULTS

San Francisco, CA – November 10, 2016 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter of 2016.

Third Quarter Results

For the three months ended September 30, 2016, medical services revenue increased 26.0% to $4,884,000 compared to medical services revenue of $3,875,000 for the third quarter of 2015.

Revenue for the Company's initial proton therapy system installed at The Marjorie and Leonard Williams Center for Proton Therapy at UF Health Cancer Center-Orlando Health in Florida, which began treating patients in April, was $800,000.

Revenue for the Company's Gamma Knife operations increased to $3,932,000 for the third quarter of 2016 compared to $3,770,000 for the third quarter of 2015. This increase was primarily due to a favorable mix of treatments at the Company's retail sites, as treatment volume was flat versus prior year.

Net income attributable to the Company for the third quarter of 2016 was $334,000, or $0.06 per share. This compares to net income attributable to the Company for the third quarter of 2015 of $43,000, or $0.01 per share.

Medical services gross margin for the third quarter of 2016 increased to 49.1% of revenue, compared to medical services gross margin of 37.5% of revenue for the third quarter of 2015, reflecting the increase in revenue from proton therapy as well as the favorable mix of Gamma Knife procedures.

Operating income nearly tripled to $896,000 for the third quarter of 2016 compared to operating income of $315,000 for the same period a year earlier.  Income before income taxes was $899,000 for the third quarter of 2016 compared to $318,000 for the third quarter of 2015. Adjusted pre-tax income, net of income attributable to non-controlling interest, was $601,000 for the third quarter of 2016.  This compares to adjusted pre-tax income, net of income attributable to non-controlling interest, of $135,000 for the third quarter of 2015.

Selling and administrative expenses for the third quarter of 2016 increased to $999,000, compared to selling and administrative expenses of $904,000 for the third quarter of 2015. With the addition of the proton center in Orlando, interest expense increased to $501,000 for the third quarter of 2016, compared to interest expense of $235,000 for the third quarter of 2015.

Adjusted EBITDA, a non-GAAP financial measure, was $2,831,000 for the third quarter of 2016, compared to $1,949,000 for the third quarter of 2015. Please refer to the financial statements included with this press release for a reconciliation of GAAP to this non-GAAP financial measure.

Nine Months Results

For the nine months ended September 30, 2016, medical services revenue increased 10.1% to $13,640,000 compared to medical services revenue of $12,386,000 for the first nine months of 2015.

Excluding treatments at a customer site whose contract expired at the end of the first quarter of 2015, Gamma Knife volume decreased marginally for this year's first nine months to the first nine months of 2015.

Net income attributable to the Company for the first nine months of 2016 was $478,000, or $0.09 per share. This compares to a net loss attributable to the Company for the first nine months of 2015 of ($1,799,000), or ($0.33) per share. Excluding the loss on early extinguishment of debt of $108,000, net of estimated taxes, adjusted net income attributable to the Company for the first nine months of 2016 was $542,000, or $0.10 per share. This compares to adjusted net income attributable to the Company for the first nine months of 2015, excluding the loss attributable to an impairment charge, of $315,000, or $0.06 per share.

Adjusted EBITDA was $7,288,000 for the first nine months of 2016, compared to $6,314,000 for the first nine months of 2015.

Balance Sheet Highlights

At September 30, 2016, cash, cash equivalents and restricted cash was $2,096,000 compared to $2,259,000 at December 31, 2015. Shareholders' equity at September 30, 2016 was $26,151,000, or $4.87 per outstanding share. This compares to shareholders' equity at December 31, 2015 of $25,180,000, or $4.69 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are pleased by our third quarter performance. AMS is running increasingly efficiently, our Gamma Knife business is delivering solid results, and our proton therapy initiatives, so long in the making, are now beginning to generate the growth we are striving for.

"Treatment volume, system reliability and throughput of the MEVION S250 we supplied our first proton center, at UF Health Cancer Center-Orlando Health, are all exceeding our expectations. Volume ramped rapidly in the third quarter to 869 fractions, nearly double the 442 fractions performed during the second quarter. The MEVION S250 still has considerable additional treatment capacity, so we expect further gains in treatment volume in the fourth quarter.

"What's more, by demonstrating that AMS has the ability to bring a proton project from inception to completion, the success of our initial proton center has opened the door to new opportunities for AMS with other hospitals seeking to develop proton centers of their own. We are increasingly confident that the leadership position we have built in proton therapy has set the foundation for AMS's long term growth."

CMS Gamma Knife and Proton Therapy Reimbursement Rates for 2017

Based on the hospital outpatient prospective payment rates for 2017 recently announced by the Centers for Medicare and Medicaid Services (CMS), AMS estimates that the average CMS reimbursement rate per Gamma Knife one session cranial radiosurgery will increase to approximately $9,000 from $8,800 in 2016.

The 2017 CMS reimbursement rates for delivery of proton therapy will be $494 ($506 in 2016) for a simple treatment without compensation, $994 ($1,150 in 2016) for a simple treatment with compensation, and $994 ($1,150 in 2016) for an intermediate or complex treatment.

Earnings Conference Call

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time, and mention confirmation number 4377 6965. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by dialing 888-843-7419 and entering 4377 6965# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected growth in volume and contribution to revenue of the MEVION S250 system, the expansion of the Company's proton therapy business, and efforts to improve profitability and utilization) which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015, its Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 21, 2016.

Non-GAAP Financial Measure

None of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to the Company, and adjusted net income per share, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income (loss) before income taxes, income from operations, net income attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as the impairment charge related to the Company's equity investment in Mevion and the loss on early extinguishment of debt. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 10, 2016
Page 4	Third Quarter 2016 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Medical services revenue	$4,884,000	$3,875,000	$13,640,000	$12,386,000
Costs of revenue	2,488,000	2,421,000	7,672,000	7,533,000

Gross margin	2,396,000	1,454,000	5,968,000	4,853,000

Selling & administrative expense	999,000	904,000	2,911,000	2,704,000
Interest expense	501,000	235,000	1,219,000	900,000

Operating income	896,000	315,000	1,838,000	1,249,000

(Loss) on write down of
investment in equity securities	--	--	--	(2,114,000)
(Loss) on early extinguishment of debt	--	--	(108,000)	--
Other income	3,000	3,000	11,000	14,000

Income (loss) before income taxes	899,000	318,000	1,741,000	(851,000)
Income tax expense	267,000	92,000	424,000	328,000

Net income (loss)	$632,000	$226,000	$1,317,000	$(1,179,000)
Less: Net (income) attributable
to non-controlling interest	(298,000)	(183,000)	(839,000)	(620,000)

Net income (loss) attributable to
American Shared Hospital Services	$334,000	$43,000	$478,000	$(1,799,000)

Earnings (loss) per common share:
Basic	$0.06	$0.01	$0.09	$(0.33)
Assuming dilution	$0.06	$0.01	$0.09	$(0.33)

	Balance Sheet Data
	Sep. 30,	Dec. 31,
	2016	2015
Cash, cash equivalents and restricted cash	$2,096,000	$2,259,000
Current assets	$7,255,000	$6,007,000
Investment in equity securities	$579,000	$579,000
Total assets	$59,854,000	$54,114,000

Current liabilities	$9,310,000	$8,698,000
Shareholders' equity	$26,151,000	$25,180,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 10, 2016
Page 5	Third Quarter 2016 Financial Results

Selected Financial Data
(unaudited)

Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Net Income (loss)	$334,000	$43,000	$478,000	$(1,799,000)

Plus:
Income Tax Expense	$267,000	$92,000	$424,000	$328,000
Interest Expense	$501,000	$235,000	$1,219,000	$900,000
Depreciation and Amortization Expense	$1,687,000	$1,521,000	$4,898,000	$4,619,000
Share-Based Payment	$42,000	$58,000	$161,000	$152,000
Loss on Write Down of Investment In equity securities	$--	$--	$--	$2,114,000
Early Extinguishment of Debt	$--	$--	$108,000	$--

Adjusted EBITDA	$2,831,000	$1,949,000	$7,288,000	$6,314,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 10, 2016
Page 6	Third Quarter 2016 Financial Results

Selected Financial Data
(unaudited)

Adjusted Pre-tax and Net Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Income (loss) before income taxes	$899,000	$318,000	$1,741,000	$(851,000)

Less: Net (income)
attributable to non-controlling interest	$(298,000)	$(183,000)	$(839,000)	$(620,000)

Income before income taxes, net of income
attributable to non-controlling interest	$601,000	$135,000	$902,000	$(1,471,000)

Loss on write down of
investment in equity securities	$--	$--	$--	$2,114,000
Early extinguishment
of debt, net of estimated tax	$--	$--	$64,000	$--
Adjusted Pre-tax Income	$601,000	$135,000	$966,000	$643,000

Net Income (loss)	$334,000	$43,000	$478,000	$(1,799,000)
Loss on write down of
investment in equity securities	$--	$--	$--	$2,114,000
Early extinguishment
of debt, net of estimated tax	$--	$--	$64,000	$--
Adjusted Net Income	$334,000	$43,000	$542,000	$315,000

Adjusted Net Income Per Share	$0.06	$0.01	$0.10	$0.06